EXHIBIT 23.1

Consent of Ernst & Young LLP

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated April 29, 2004 with respect to the consolidated financial statements of salesforce.com, inc. included in the Registration Statement on Form S-1 (No. 333-111289) and related Prospectus of salesforce.com, inc. for the registration of 11,500,000 shares of its common stock. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-1 (No. 333-111289).

/s/    ERNST & YOUNG LLP

Palo Alto, California

June 21, 2004